Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Fastenal Company:
We consent to the incorporation by reference in the registration statements (no. 333-52765, no. 333-134211, no. 333-162619, and no. 333-176401) on Form S-8 of Fastenal Company of our report dated February 5, 2016, relating to the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K, of Fastenal Company.

/s/ KPMG LLP
Minneapolis, Minnesota
February 5, 2016